MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2011 RESULTS AND AFFIRMS EPS
GUIDANCE FOR FULL YEAR 2011

•	Net sales increased 14.5%
•	Earnings per share (EPS) of $0.62
•	Shapewear net sales increased 25.9%
•	Department stores and national chain stores channel net sales increased 8.5%
•	Mass merchant channel net sales increased 31.5%
•	International net sales increased 27.9%

Iselin, New Jersey, May 11, 2011—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported first quarter 2011 net sales of $163.6 million, an increase of 14.5% over the first quarter of 2010.  Reported EPS was $0.62 for the first quarter of 2011 compared to EPS of $0.51 for the first quarter of 2010.

“These results complete our ninth consecutive quarter of increased sales for Maidenform, a trend we intend to continue as we leverage our products globally to extend the reach of our brands and deliver profitable growth for our shareholders” stated Maurice S. Reznik, Chief Executive Officer.

Financial Results for First Quarter 2011 versus First Quarter 2010

Net sales for the first quarter of 2011 increased $20.7 million, or 14.5%, to $163.6 million.  Wholesale segment net sales for the first quarter of 2011 increased $20.4 million, or 15.5%, to $152.0 million. Retail segment net sales increased $0.3 million, or 2.7%, to $11.6 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $5.0 million, or 8.5%, to $63.7 million for the first quarter of 2011.  This increase was primarily due to international growth, expansion of the Donna Karan business and to new distribution of Maidenform® products, including Flexees® shapewear, at a chain customer.

Mass Merchants
Mass merchant channel net sales increased $13.9 million, or 31.5%, to $58.0 million for the first quarter of 2011.  This increase is a result of increased sales, particularly in shapewear, at one of the Company’s mass customers, as well as the Company’s assortment of strapless and full-figure products with this mass customer, and strong bra replenishment and shapewear placement at a warehouse club.

Other
Net sales in the other channel increased $1.5 million, or 5.2%, to $30.3 million for the first quarter of 2011 primarily from increased sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, increased $2.9 million, or 27.9%, to $13.3 million.  This increase was driven by increases primarily in Mexico, the United Kingdom and Canada.

Retail Segment

Total retail segment net sales increased $0.3 million, or 2.7%, to $11.6 million.  Same store sales, defined as outlet stores that have been open for more than one year, decreased 2.4%.  Internet sales increased $0.3 million, or 25.0%, to $1.5 million for the first quarter of 2011.  The retail segment operated 74 outlet stores and eight kiosks and carts as of the end of the first quarter of 2011 and 75 outlet stores and one kiosk as of the end of the first quarter of 2010.

Consolidated gross profit increased $3.8 million, or 7.3%, to $55.7 million for the first quarter of 2011.  As a percentage of net sales, consolidated gross margins were 34.1% for the first quarter of 2011 versus 36.3% for the first quarter of 2010.  The decrease in the gross margin is a result of product and channel mix.

Consolidated selling, general and administrative expenses (SG&A) increased $1.0 million, or 3.2%, to $32.2 million for the first quarter of 2011 to support the Company’s strategic initiatives and sales growth.  This increase was a result of increased headcount for design, merchandising and international as well as variable distribution costs to support the Company’s sales growth and increased professional fees. In addition, the Company increased its retail operating expenses, including expenditures for kiosks and carts, as well as store lease renewals.  As a percentage of net sales, SG&A decreased to 19.7% for the first quarter of 2011 compared to 21.8% for the first quarter of 2010.

Due to all of the factors described above, operating income for the first quarter of 2011 was $23.5 million, or 14.4% of net sales, compared to $20.7 million, or 14.5% of net sales, for the first quarter of 2010.

Net interest expense for the first quarter of 2011 was $0.2 million compared to $0.3 million for the first quarter of 2010.

The Company’s effective income tax rate for the first quarter of 2011 was 37.7% compared to 40.7% for the first quarter of 2010.  The higher effective income tax rate in the first quarter of 2010 was largely a result of non-deductible expenses in connection with the sale of Maidenform’s common stock by one of its stockholders.

Net income for the first quarter of 2011 and 2010 was $14.5 million and $12.1 million, respectively, and EPS was $0.62 and $0.51, respectively.

Total cash and cash equivalents as of April 2, 2011 were $29.9 million compared to $22.8 million as of April 3, 2010.  The Company’s outstanding debt was $69.9 million as of April 2, 2011 versus $71.0 million as of April 3, 2010.

Financial Performance Guidance for 2011:

2011 Second Quarter Outlook:
•	Total net sales increase in the 10% to 13% range over 2010
•	Gross margins of 35.0% to 35.5%
•	EPS in a range of 62 to 66 cents per share, versus 59 cents in 2010

2011 Full Year Trend:
•	Total company sales growth in the upper single digits percentage range over 2010
•	A decline in the other channel of $15 to $20 million as a bra program with a specialty retailer matures
•	Wholesale branded net sales growth in the 11% to 13 % range for the year
•	Gross margins 30-60 basis points below 2010 attributable to changes in mix of channel and product sales
•	EPS around $2.15 per share versus $1.94 per share in 2010

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, May 11, 2011 at 8:30 am ET to discuss its first quarter 2011 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through May 25, 2011 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 92514703.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 88-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 64 countries and territories outside the United States.

Maidenform Contact:

Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	April 2,	January 1,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$29,946	$73,221
Accounts receivable, net	108,245	41,431
Inventories	107,052	89,340
Deferred income taxes	14,477	14,477
Prepaid expenses and other current assets	8,593	7,659
Total current assets	268,313	226,128
Property, plant and equipment, net	26,180	25,898
Goodwill	7,162	7,162
Intangible assets, net	93,582	93,855
Other non-current assets	475	540
Total assets	$395,712	$353,583

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	52,861	30,714
Accrued expenses and other current liabilities	32,424	26,616
Total current liabilities	86,385	58,430
Long-term debt	68,775	69,050
Deferred income taxes	25,385	24,657
Other non-current liabilities	10,622	10,784
Total liabilities	191,167	162,921

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,780,435 outstanding at April 2, 2011
and 24,399,746 shares issued and 22,781,740 outstanding at January 1, 2011	244	244
Additional paid-in capital	76,431	76,091
Retained earnings	162,412	148,641
Accumulated other comprehensive loss	(3,588)	(4,218)
Treasury stock, at cost (1,619,311 shares at April 2, 2011 and
1,618,006 shares at January 1, 2011)	(30,954)	(30,096)
Total stockholders’ equity	204,545	190,662
Total liabilities and stockholders’ equity	$395,712	$353,583

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Net sales	$163,561	$142,922
Cost of sales	107,867	90,979
Gross profit	55,694	51,943
Selling, general and
administrative expenses	32,179	31,221
Operating income	23,515	20,722

Interest expense, net	224	293
Income before provision
for income taxes	23,291	20,429
Income tax expense	8,778	8,321
Net income	$14,513	$12,108
Basic earnings per common share	$0.64	$0.52
Diluted earnings per common share	$0.62	$0.51
Basic weighted average number of
shares outstanding	22,787,851	23,186,722
Diluted weighted average number of
shares outstanding	23,303,129	23,970,499

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Cash flows from operating activities
Net income	$14,513	$12,108
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,237	753
Amortization of intangible assets	273	290
Amortization of deferred financing costs	44	46
Stock-based compensation	865	648
Deferred income taxes	735	2,862
Excess tax benefits related to stock-based compensation	(607)	(3,212)
Bad debt expense	145	39
Other non-cash items	-	1,458
Net changes in operating assets and liabilities
Accounts receivable	(66,527)	(39,250)
Inventories	(17,387)	(9,196)
Prepaid expenses and other current and
non-current assets	(864)	(470)
Accounts payable	22,107	9,484
Accrued expenses and other current and
non-current liabilities	(863)	1,420
Income taxes payable	7,133	2,563
Net cash used in operating activities	(39,196)	(20,457)
Cash flows from investing activities
Capital expenditures	(1,544)	(1,347)
Net cash used in investing activities	(1,544)	(1,347)
Cash flows from financing activities
Term loan repayments	(275)	(16,275)
Proceeds from stock options exercised	110	1,489
Excess tax benefits related to stock-based compensation	607	3,212
Payments of employee withholding taxes related to equity awards	(881)	(549)
Purchase of common stock for treasury	(1,961)	(32,352)
Payments of capital lease obligations	(57)	(23)
Net cash used in financing activities	(2,457)	(44,498)
Effects of exchange rate changes on cash	(78)	(70)
Net decrease in cash	(43,275)	(66,372)
Cash and cash equivalents
Beginning of period	73,221	89,159
End of period	$29,946	$22,787

Supplementary disclosure of cash flow information
Cash paid during the period
	$251	$290
Income taxes	$1,017	$2,986

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$1,984	$2,187

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three Months Ended
	April 2,	April 3,	$	%
	2011	2010 (1)	change	change
	(in millions)
Department stores and
national chain stores	$63.7	$58.7	$5.0	8.5%
Mass merchants	58.0	44.1	13.9	31.5
Other	30.3	28.8	1.5	5.2
Total wholesale	152.0	131.6	20.4	15.5

Retail	11.6	11.3	0.3	2.7

Total consolidated net sales	$163.6	$142.9	$20.7	14.5%

	Three Months Ended
	April 2,	April 3,
	2011	2010
Bras	57%	62%
Shapewear	36	34
Panties	7	4
	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

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